CUC INTERNATIONAL INC. AND SUBSIDIARIES
      EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
(In thousands, except per share amounts)


                                              Three  Months
                                              Ended April 30,
                                             -----------------
                                               1996     1995
 PRIMARY                                     -----------------
 Average shares outstanding                  185,337   179,431
 Net effect of dilutive stock options -
   based on the treasury stock method
   using average market price                 11,399    12,940
                                            --------   -------
              Total                          196,736   192,371
                                             =======   =======

              Net Income                     $48,250   $36,046
                                             =======   =======

              Net income per common share     $0.245    $0.187
                                             =======   =======


FULLY DILUTED
 Average shares outstanding                  185,337   179,431
 Net effect of dilutive stock options -
   based on the treasury stock method
   using the period - end market price,
   if higher than the average market price 11,722 13,744 Net effect of zero coupon convertible
   notes - based on the if converted method    2,268     2,660
                                            --------   -------
              Total                          199,327   195,835
                                             =======   =======

 Net Income                                  $48,250   $36,046

  Zero Coupon Convertible Notes                  249       263
                                             -------  --------
                                             $48,499   $36,309
                                             =======   =======

              Net income per common share     $0.243    $0.185
                                             =======   =======